Exhibit 10.56

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Amended Independent Contractor Services Agreement (“Agreement”) is effective as of the 13th day of January 2025, and is by and between Propanc Biopharma, Inc., 302, 6 Butler Street Camberwell, VIC 3124 Australia, Howard Isaacs, (Contractor), 5844 Graves Avenue, Encino, CA 91316, and Richard Cavalli, (Contractor), 3005 NW Craftsman Dr., Bend, OR 97703.

Engagement of Services

Company agrees to hire Contractors and Contractors agree to provide consulting services to increase investor awareness of Propanc Biopharma, Inc.

Term

This contract is for 3 years beginning January 13, 2025 and ending January 13, 2028.

Compensation

Company agrees to pay and Contractor’s agree to accept:

Howard Isaacs

750,000 shares of Propanc Biopharma, Inc. shares.

Richard Cavalli

750,000 shares of Propanc BioPharma, Inc. shares.

Independent Contractor Relationship

Contractor’s relaWonship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint-venture or employment relaWonship.

Contractor is solely responsible for, and will ﬁle, on a timely basis, all tax returns and payments required to be ﬁled with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by ﬁling Form 1099-MISC with the Internal Revenue Service as required by law.

Quality

Contractor warrants to Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Waiver

The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition nor shall any waiver or relinquishment of any right or power at anyone time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Governing Law

This Agreement shall be governed by the laws of Australia.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by Contractor for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, January 13, 2025.

Propanc Biopharma, Inc.

____

James Nathanielsz, CEO

Contractor

____

Howard Isaacs

Contractor

____

Richard Cavalli